UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

Five Below, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Supplement to

Proxy Statement Relating to 2015 Annual Meeting of Shareholders

This proxy statement supplement, dated June 8, 2015, supplements the definitive proxy statement (the “Proxy Statement”) of Five Below, Inc. (the “Company”) filed with the Securities and Exchange Commission on May 6, 2015 relating to the 2015 Annual Meeting of Shareholders to be held at the offices of Pepper Hamilton LLP, 3000 Two Logan Square, 18th and Arch Streets, Philadelphia, Pennsylvania 19103 on Thursday, June 18, 2015, at 9:00 a.m. Eastern Daylight Time.

The purpose of this supplement is solely to correct a clerical error on page 44 of the Proxy Statement regarding accelerated restricted stock vesting for Thomas G. Vellios if, because of a voluntary termination for good reason or involuntary termination without cause (not following a change in control), his last day of employment with the Company had been January 31, 2015. Pursuant to Mr. Vellios’ restricted stock unit award agreement, Mr. Vellios is not entitled to accelerated vesting of his restricted stock units in the event of voluntary termination for good reason or involuntary termination without cause (not following a change in control). Accordingly, the $10,297,179 shown in the Potential Payments table on page 44 of the Proxy Statement as accelerated restricted stock vesting for Mr. Vellios in the event of a voluntary termination for good reason or involuntary termination without cause (not following a change in control) is incorrect, as there will be no such vesting. The correct entry in the table should have been “—”.

Except as specifically revised by the information contained herein, this supplement does not revise or update any of the other information set forth in the Proxy Statement. This supplement should be read in conjunction with the Proxy Statement. From and after the date of this supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.